Contacts: FOR IMMEDIATE RELEASE
Chris Martin, Investor Relations
703.460.6609
chris.martin@webmethods.com

Kim Cornwall, Media Relations
703.460.5910
kim.cornwall@webmethods.com

webMethods to Announce Financial Results for its Fiscal Fourth Quarter and Year
Ended March 31, 2005 on May 2, 2005 After Market Close
In Conjunction with its Earnings Announcement, webMethods Will Host a Conference Call for the Investment Community

FAIRFAX, Va. – April 8, 2005 – webMethods, Inc. (Nasdaq: WEBM), a leading business integration software company, today announced that the company will release financial results for its fiscal fourth quarter and year ended March 31, 2005 on May 2, 2005 after the market closes. webMethods expects its financial results for its fiscal fourth quarter to come in around the lower end of the company’s prior guidance of total revenue in the range of $52-$56 million and pro forma net income per share in the range of a loss of $0.03 per share to net income of $0.03 per share.

In conjunction with its earnings announcement on May 2, 2005, webMethods will host a conference call to discuss these results.

TIME:	5:00 p.m. Eastern Daylight Time

WEBCAST:	http://www.webmethods.com/investors

The conference call will occur live via Webcast and can be accessed live via the Web at the scheduled time stated above. The replay of the conference call will be available through May 16, 2005, via the Web or a dial-in number to be provided in the announcement of webMethods’ fiscal fourth quarter financial results.

About webMethods, Inc.
webMethods (Nasdaq: WEBM) provides business integration software to integrate, assemble and optimize available IT assets to drive business process productivity. webMethods delivers an innovative, enterprise-class business integration platform that incorporates proven integration technology with next generation capabilities into one interoperable set of tools that delivers a unique combination of efficiency, agility and control. webMethods combines industry leadership with a zealous commitment to customers to deliver tangible business value to more than 1,250 global customers. webMethods is headquartered in Fairfax, Va., with offices throughout the U.S., Europe, Asia Pacific and Japan. More information about the company can be found at www.webMethods.com.

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webMethods is a registered trademark of webMethods, Inc. in the USA and certain other countries. All other company and product names are the property of their respective owners.

This press release may contain various remarks about the future expectations, plans and prospects of webMethods that constitute forward-looking statements for purposes of the safe harbor provisions of U.S. securities laws. Actual results of webMethods may differ materially from those indicated by these forward-looking statements as a result of various factors, risks and uncertainties, including those discussed under the heading “Factors That May Affect Future Operating Results” in the Business section of webMethods’ amended Form 10-K for the year ended March 31, 2004, and in the “Management’s Discussion and Analysis” section of webMethods’ Form 10-Q for the quarter ended December 31, 2004, which are on file with the U.S. Securities and Exchange Commission and may be accessed at www.sec.gov or webMethods’ investor relations web page at www.webMethods.com/investors/. This press release also provides preliminary financial results that are subject to revision and adjustment before the earnings announcement described herein. webMethods disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this press release.